UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 30, 2023

Date of Report (date of earliest event reported)

BLADE AIR MOBILITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39046	84-1890381
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

55 Hudson Yards, 14th Floor

New York, NY 10001

(Address of principal executive offices and zip code)

(212) 967-1009

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BLDE	The Nasdaq Stock Market
Warrants, each exercisable for one share of Common Stock at a price of $11.50	BLDEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2023, Blade Air Mobility, Inc. (the “Company,” or “our”) and RB Lift, LLC (“RB Lift”) entered into a nomination rights agreement (the “Nomination Rights Agreement”), which provides, among other things, that for as long as RB Lift and its affiliates beneficially own at least 5% of the Company’s outstanding common stock, RB Lift is entitled to nominate one director (the “RedBird Nominee”) to serve on the Company’s board of directors (the “Board”) as a Class II director. The Nomination Rights Agreement also provides that the RedBird Nominee will be appointed by the Board to serve on the Audit Committee of the Board, subject to certain conditions, including the satisfaction of applicable independence requirements. In the event that the RedBird Nominee ceases to serve as a director for any reason (other than the failure of the stockholders of the Company to elect such individual as a director or the termination of the nomination right), RB Lift will have the right to designate a replacement nominee on the terms set forth in the Nomination Rights Agreement. The Nomination Rights Agreement will remain in effect until the earlier of: (i) the Company's 2026 annual meeting of stockholders, (ii) RB Lift and its affiliates beneficially owning less than 5% of the Company's outstanding shares of common stock, and (iii) the written consent from RB Lift and the Company to terminate the Nomination Rights Agreement. The RedBird Nominee must offer to irrevocably tender his or her resignation to the Board within five business days of the termination of the Nomination Rights Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Nomination Rights Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2023, the Board appointed John Borthwick and Andrew Lauck as independent directors of the Company, effective as of March 27, 2023. Mr. Borthwick will be a Class I director, with a term expiring at the Company’s 2025 annual meeting of stockholders. Mr. Lauck will be a Class II director, with a term expiring at the Company’s 2023 annual meeting of stockholders.

The Board has appointed Mr. Borthwick to serve on the Nominating and Corporate Governances Committee of the Board and appointed Mr. Lauck to serve on the Audit Committee, in each case effective upon his appointment to the Board.

There are no arrangements or understandings pursuant to which Mr. Borthwick was elected as a director, and there are no related party transactions between the Company and Mr. Borthwick reportable under Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.

Mr. Lauck was designated by RB Lift as the initial RedBird Nominee in the Nomination Rights Agreement. Mr. Lauck currently serves as President of RB Lift, which, together with its affiliates, beneficially owns more than 5% of the Company’s outstanding common stock as of the date hereof. The information set forth above under Item 1.01 is hereby incorporated into this Item 5.02 by reference. Mr. Lauck previously served as an unpaid, non-voting observer to the Board pursuant to an observation rights agreement (the “Observation Rights Agreement”), dated January 13, 2023, between the Company and RB Lift. The Observation Rights Agreement provided that, for so long as RB Lift and its affiliates beneficially owned at least 5% of the Company’s outstanding common stock, RB Lift was entitled to appoint a representative to act as a non-voting observer to the Board. The Observation Rights Agreement terminated on its terms upon the Board’s appointment of Mr. Lauck as a member of our Board.

Mr. Borthwick will be compensated in accordance with the Company’s previously disclosed compensation policies and practices for its non-employee directors (pro-rated based on start date). Pursuant to the Nomination Rights Agreement, Mr. Lauck will not be compensated by the Company other than reimbursement for expenses directly or indirectly related to his service as a director and the right to participate in the Company’s previously disclosed flight benefit policy on the same basis as other members of the Board. The Company also intends to enter into its standard form of indemnification agreement with each of Mr. Borthwick and Mr. Lauck.

No family relationships exist between either Mr. Borthwick or Mr. Lauck and any of the Company’s other directors or executive officers.

Item 7.01 Regulation FD Disclosure

On March 30, 2023, the Company issued a press release announcing the appointment of Mr. Borthwick and Mr. Lauck to the Board. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Nomination Rights Agreement, dated March 27, 2023by and between the Company and Redbird
99.1	Press Release, dated March 30, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLADE AIR MOBILITY, INC.

Dated: September March 30, 2023	By:	/s/ Melissa Tomkiel
	Name:	Melissa Tomkiel
	Title:	President & General Counsel